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                                                                   Exhibit 10.15

                             English translation of
                              EMPLOYMENT CONTRACT

BETWEEN:

      Autocam France, a limited liability company with capital of eu 2,200,000, having its registered office at Zone Industrielle des Pochons, 294 Promenade de l'Arve, 74300 Thiez, registered in the Registry of Companies and Commerce of Bonneville under no. B 420 291 411, represented by John C. Kennedy, duly authorized, hereinafter, "the Company"

                                                              in the first part,

                                                                             AND

      Bruno Le Sech, a French national, born on June 25, 1962 at Saint Germain en Laye (78), residing at La Boulaie, 72100 Beaufray,

                                                     hereinafter, the "Employee"

                                                             in the second part.

(The Company and the Employee being sometimes mentioned hereafter individually as the "Party" or together as the "Parties.")

IT BEING FIRST SET FORTH:

The Employee entered into the employment of Frank et Pignard, a subsidiary of the Company (the "Subsidiary") on January 14, 2002, as Operations Director.

Pursuant to an agreement signed the same day, the Employee was transferred, with his consent, effective May 31, 2002, from the Subsidiary to the Company, to serve as Chief Operating Officer Europe (COO Europe), having as his responsibility the general management of the Company's operating subsidiaries in the machining sector, of which the principal facilities are located in the Valley of the Arve.

The purpose of the present Contract is to determine the terms and conditions of the Employee's employment in the Company.

THE ABOVE BEING NOTED, IT IS NOW AGREED AS FOLLOWS:

ARTICLE 1 - ENGAGEMENT

The Employee is engaged as COO Europe for the Company, with seniority as from January 14, 2004, the date of his beginning work for the Subsidiary.

The present Contract is subject to the provisions of the French Labor Code and the National Collective Bargaining Agreement for Engineers and Managers in the Metal Industry (hereafter, the "Collective Bargaining Agreement").

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ARTICLE 2 - FUNCTIONS

2.1 As COO Europe, the Employee will have responsibility for the tasks described in Annex 1 to the present Contract. For clarity, it is noted that the Emplyee's position is outside the classification scheme of the Collective Bargaining Agreement.

      The Employee will also serve as an officer of the operating subsidiaries of the Company in the machining sector. The Company therefore undertakes to purchase Directors & Officers insurance for the Employee.

      The parties undertake to submit the present Contract to UNEDIC and to request its opinion as to the ASSECIC unemployment benefits payable if the Salary were to be discharged. If UNEDIC were to give a negative opinion, the Company undertakes to purchase private unemployment insurance for a cost equivalent to what would have been paid by the Company if UNEDIC had given a favorable opinion.

      In addition, the Company may require the Employee to perform any other task necessary for the Company's development, subject to the Employee's consent if such tasks are substantially different than those described in Annex 1.

2.2 The Employee will exercise his functions in conformity with the instructions that may be given to him at any time. He will report to his hierarchical superior on the activities and tasks that are given to him.

2.3 The Employee must also insure that at all times his activities are performed in conformity with applicable regulations, the Company's internal rules, health and safety, as well as in conformity with the recommendations of the Company's Executive Committee. The Employee shall use his best efforts to insure that the same is true for all work done by his subordinates acting under his instructions.

2.4 The Employee will work principally at the registered office of the Company or in its other facilities. Nothwithstanding the foregoing, however, the Employee may be required to make necessary business trips throughout France and abroad for less than two weeks.

ARTICLE 3 - DURATION OF THE CONTRACT

3.1 The present Contract will have an indeterminate duration, beginning on May 31, 2002.

      It will not become definitive until the end of the trial period of three months, beginning on January 14, 2002, the date of the Employee's commencement of employment with the Subsidiary.

      During the trial period, either of the parties may terminate the contract pursuant to the provisions of the Collective Bargaining Agreement.

3.2 Without prejudice to Article 3.3 below, either of the parties may terminate the Contract on three months notice.

3.3 If the present Contract were to be terminated for any other reason than for a grave or serious fault, as defined below, or the resignation, death or incapacity of the Employee after continuous service with the Company for at least six months, the Employee will receive an indemnity of 24 months Gross Remuneration, as defined below, in which is included all termination indemnities, remuneration for non-competition, and other indemnities required by law or the Collective Bargaining Agreement (hereinafter, the "Indemnity").

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      For purposes of the present Article 3.3, it is expressly agreed that the terms "grave fault" and "serious fault" shall mean theft, physical violence, violation by the Employee of the terms of Article 10 below, embezzlement or abuse of corporate assets, deliberate presentation of imprecise accounts, forgery or use of a forgery, repeated and unjustified absenteeism, sexual harassment, refusal to implement a law which has been specifically mentioned to him despite an express request, sabotage, or being under the influence of drugs or alcohol at the workplace.

      For purposes of the present Article 3.3, "Gross Remuneration" shall be determined on the basis of the average gross monthly salary (including the seniority bonus and any other annual bonus granted on a discretionary basis by the Company's managers, but excluding all other forms of participation or profit sharing, individually or in general) received by the Employee during the twelve months preceding the date of his notification of termination. It is also agreed that the Indemnity shall be decreased by any sums paid to the Employee by reason of (i) all or any part of the indemnity for the notice period referred to in Article 3.2 above, in so far as the Company has dispensed with his obligation to work during this period; (ii) any termination or departure indemnity required by law or the applicable collective bargaining agreement; (iii) any indemnity required by Articles L. 122-14-4 and L. 122-14-5 of the French Labor Code; and (iv) any non-competition remuneration provided for by the applicable collective bargaining agreement. The Indemnity will be decreased by the total amount of taxes and contributions for social security due from the Employee (including the CSG and CRDS).

ARTICLE 4 - REMUNERATION

4.1 As remuneration for his work as an employee, as described in Article 2 above, it is expressly agreed that the Employee shall receive from the Company annual gross remuneration of eu 180,000, paid in twelve equal monthly payments (hereinafter, the "Base Remuneration") to which shall be added the seniority bonus, calculated on a twelve months basis. This remuneration will be paid annually in conformity with the Company's normal practices and those of its subsidiaries concerning salary increases.

4.2 In addition, and without prejudice to any legally required participation or any general profit sharing plan put in place by the Company, the Employee will be granted an annual bonus depending on the Company's performance, granted in conformity with the Company's historical practices, the amount of which, between 30% and 200% of the Base Remuneration, will be determined on the basis of the results obtained by Mr. Sech for the operational objectives agreed in advance by the Employee and John Kennedy, the Company's manager, or his successor.

      In any case, it is expressly agreed between the two parties that the amount of this bonus for the first year shall be at least eu 70,000.

4.3 The Employee acknowledges that this remuneration is all-inclusive and takes into account all the work that may be required of him and his level of responsibility. This remuneration is based on the legally determined working hours, resulting from applicable laws and regulations, which is currently 35 hours per week, and takes into consideration the supplemental hours that the Employee may need to spend by reason of operational constraints within the Company, his level of responsibility, and his autonomy to organize his work.

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ARTICLE 5 - PROFESSIONAL EXPENSES - COMPANY CAR - VARIOUS COSTS

5.1 Professional expenses paid by the Employee in the interests of the Company and in conformity with the Company's usual policies will be reimbursed by the Company on presentation of appropriate receipts.

5.2 The Company will put at the Employee's disposal, for personal and professional use, a company car having a value of approximately E
      50,000, and will pay for or reimburse the costs that the Employee pays for the professional use of the car, on presentation of appropriate receipts.

5.3 The Company will pay, on presentation of appropriate receipts, the annual membership fees for a sports club chosen by the Employee, and will reimburse the Employee the reasonable costs of educating his two children until they obtain their high school diploma.

5.4 The Company will pay the costs of lodging and food for the Employee at Marnaz, as well as the costs of his weekly travel to visit his family if they have not yet moved, and until July 31, 2002 at the latest.

      The Employee's moving and realtors fees will be reimbursed by the Company on presentation of appropriate receipts.

ARTICLE 6 - PAID LEAVE

The Employee will have five weeks of paid leave per year, subject to any more favorable provisions in the applicable Collective Bargaining Agreement.

Days of leave not taken by the Employee will not be paid in cash nor rolled over to the next year, unless the Employee was not able to use his leave due to the express request of the Company.

ARTICLE 7 - SICK LEAVE - ACCIDENTS

If the Employee will be absent for illness or due to an accident, he should inform the Company as soon as possible.

The Employee will be indemnified during this period in conformity with applicable regulations, the Collective Bargaining Agreement, and the Company's internal rules.

ARTICLE 8 - COMPLEMENTARY HEALTH INSURANCE

The Employee will have complementary health and dental insurance coverage in conformity with applicable regulations and the Company's internal rules.

ARTICLE 9 - CONFIDENTIALITY

The Employee is bound by professional secrecy. Except as strictly necessary for the execution of his functions as defined by the present Contract, the Employee undertakes to not divulge, communicate or utilize directly or indirectly any information that he will obtain in the context or during the time of his functions, and concerning the Company or the Group to which it belongs, as well as their clients and activities. This confidentiality undertaking on the part of the Employee will be valid both for the duration of the present Contract and after its termination.

Among other things, the Employee will use his best efforts to prevent the divulgation of such information by the Company's employees under his authority.

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ARTICLE 10 - CONFLICTS OF INTEREST - NON-COMPETITION - NON-SOLICITATION

10.1 The Employee undertakes to dedicate all of his time and all of his capacities to his work at the Company. As a result, the Employee should abstain from entering into any professional engagement other that those specified in the present Contract.

10.2 The Employee undertakes, for the duration of the present Contract and for a period of one year from his effective departure from the Company, renewable once at the option of the Company, not to:

      (i) conduct, participate, or have an interest in, as employee, partner, shareholder, investor, director, consultant or in any other manner (except as a holder of shares or bonds of a public company not conferring more than 5% of the rights to vote in a General Shareholders Meeting) directly or indirectly, in affairs or activities competing with those conducted by the Company and its subsidiaries, which, for the purposes of the present Article, are defined as precision machining and precision mechanical assembly for the automotive, electronic industrial, and medical industrial sectors;

      (ii) solicit or accept (in his own name or that of another) the business of a person having been the client of the Company or of the companies of its Group (to the extent that the employee was involved with such a client or such a company in the Group) for two years following the notification of the termination of the Employment Contract, for goods or services competing with those manufactured, marketed or provided by the Company and its subsidiaries during the two years following such notification;

      (iii) persuade, solicit or influence any person to quit his position or employment with the Company or one of its subsidiaries or to entice such person;

      (iv) without limitation in time, use any name, trademark, know-how related to the activities mentioned in (i) above, patent, logo or similar sign to those used by the Company or the companies having, or having had, directly or indirectly, capital ties or other commercial relations with the Company, or any other name that might be confused with such names, trademarks, know-how related to the activities mentioned in (i) above, patents, logos or similar signs, it being understood that this undertaking shall remain in effect for the duration of the protection of such names, trademarks, know-how related to the activities mentioned in (i) above, patents, logos, and similar signs.

      If the Company decides to renew the non-competition period for a supplementary period of one year, it must notify such intention to the Employee one month prior to the end of the initial non-competition period.

      In the case of the termination of the present Contract and if the Company does not discharge the Employee from his non-competition obligation as defined in this Article 10.2 at least eight days prior to his effective departure from the Company, the Company will pay the Employee, as remuneration for this non-competition clause, an indemnity as set forth in the Collective Bargaining Agreement.

ARTICLE 11 - RETURN OF DOCUMENTS AND OBJECTS TO THE COMPANY AFTER THE TERMINATION OF THE CONTRACT

At the expiration of the present Contract, the Employee agrees to return to the Company all documents, drafts, brochures, catalogues, objects, etc. belonging to the Company, its Group, its clients or suppliers, of which he has possession.

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ARTICLE 12 - DECLARATION

The Employee expressly declares that the functions he will take on within the Company do not contravene any non-solicitation clause or non-competition clause, of any kind.

ARTICLE 13 - VARIOUS

13.1 The present Contract and its Annex replace any prior agreement or contract between the Parties concerning the terms of the Employee's work with the Company as an employee of the latter.

13.2 The present Contract cannot be modified expect in writing, by mutual agreement by the Employee and the Company.

13.3 The provisions of Article 9, 10, and 11 will remain in effect after the end of the present Contract.

Done in three copies at Thyez
April 30, 2002

For Autocam France SARL
/sgn/                                               /sgn/
John Kennedy                                        Bruno Le Sech
Manager

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                                      ANNEX

                  DEFINITION OF THE FUNCTIONS OF BRUNO LE SECH

1.    TITLE

      COO Europe

2.    GENERAL RESPONSIBILITIES

      In charge of all European operations for Autocam France.

      Priorities: setting up Autocam France's operations, first as a groundwork, then in traditional form, and management insuring the profitability of operations in Europe.

3.    PARTICULAR RESPONSIBILITIES

      3.1   Hierarchical liaison

            The position of COO Europe is under the direct responsibility of John Kennedy, President of the Autocam group.

            He is attached to all Quality, Finance, Technical, Commercial, Factories, and Adminstrative functions.

      3.2   Liaison with other members of the organization

            The position will also require collaboration with the same teams for Autocam US and Brazil.